Exhibit 99.1

CONSULTING AGREEMENT

This Agreement is made between Pacific Ventures Group, Inc., 117 West 9th St., #316. Los Angeles, Calif. and E & E Communications. 8604 Gardenia Dr., Denton, TX, 76207. This agreement is made and entered into on March 8, 2018

AGREEMENTS

1.	E & E Communications will provide to Pacific Ventures Group, the following services on an as needed basis:

●	Assist with the preparation of Pacific Ventures Group news releases.
●	Pitch Pacific Ventures Group stories to the media, including national, feature and trade press.
●	Develop story lines to make Pacific Ventures Group attractive to the major media and financial community. Effectively communicate the non-financial factors driving performance and value.
●	Prepare targeted materials for the media and potential investors. Assist in continuous communications that emphasize the key strengths and competitive advantages of the Company’s management and business plan.
●	Prepare a Corporate Profile for the investment community.
●	Handle shareholder calls and e-mails. effectively communicating the strategic value of corporate actions and accomplishments.
●	Assist in the development of strategic investor communications to create shareholder value. Assist in defining and executing these strategies.
●	Serve as a conduit between Pacific Ventures Group and the investment community, providing feedback in both directions. Advise management on major issues impacting valuation.
●	Help attract individual investors who believe in Pacific Ventures Group.
●	Advise management on what creates and destroys value. Assist in quantifying the likely market reaction to Pacific Ventures Group’s actions.
●	Assist in aligning Pacific Venture Group’s IR and PR programs to its strategic priorities.

COMPENSATION

1.	Pacific Ventures Group will pay E & E Communications $3750 per month for the work described above, payable upon receipt of an invoice from E & E Communications.

2.	This agreement can be cancelled by either party within five days upon notice.

/s/ Paul Knopick
Paul Knopick
Principal
E & E Communications	Pacific Ventures Group, Inc.